Exhibit 99.05

DMC Athletics & Rehabilitation, Inc. Shows More Than a 43% Increase in Physical Therapy Treatments from 3rd Quarter 2011 to 3rd Quarter 2012

CEDAR KNOLLS, N.J., Oct. 18, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) which is under an exclusive binding Letter of Intent to acquire DMC Athletics and Rehabilitation, Inc. ("DMC"), is pleased to announce that information provided by DMC indicates that physical therapy treatments performed by DMC have increased by more than 43% in the 3rd quarter of 2012 over the same period of 2011. This is significant because historically for DMC one of the strongest periods of growth for the year comes in the 4th quarter.  That trend, if it holds true, is encouraging to Pazoo management which has already agreed with DMC on the acquisition price to be paid to acquire DMC.

DMC has positioned itself for strong growth by bringing in new personnel in the early part of 2012 and initiated new marketing efforts. These efforts will continue to further expand the client base and to bring all DMC locations to full capacity.

David M. Cunic, CEO of Pazoo, Inc., stated, "Provided our due diligence on DMC checks out and we complete the acquisition of DMC as planed we expect to have the stability in our revenue stream to be a self-sufficient operating business. With the DMC acquisition and the very exciting changes coming to the Pazoo.com site, as well as our meetings in Europe next week and the planned expansion of our operations internationally, makes this a very exciting time at Pazoo."

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and a roster of experts who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seeks to enhance its customers' wellbeing by offering an expanding selection of high quality merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the oh i Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com

SOURCE Pazoo, Inc.

Released October 18, 2012